Exhibit 10.2

UNITED STATES OF AMERICA

Before the

SECURITIES AND EXCHANGE COMMISSION

SECURITIES EXCHANGE ACT OF 1934

Release No.

ADMINISTRATIVE PROCEEDING

File No.

In the Matter of Lumber Liquidators Holdings, Inc., Respondent.	ORDER INSTITUTING CEASE-AND-DESIST PROCEEDINGS PURSUANT TO SECTION 21C OF THE SECURITIES EXCHANGE ACT OF 1934, MAKING FINDINGS, AND IMPOSING A CEASE-AND-DESIST ORDER

I.

The Securities and Exchange Commission (“Commission”) deems it appropriate that cease-and-desist proceedings be, and hereby are, instituted pursuant to Section 21C of the Securities Exchange Act of 1934 (“Exchange Act”), against Lumber Liquidators Holdings, Inc. (“Lumber Liquidators” or “Respondent”).

II.

In anticipation of the institution of these proceedings, Respondent has submitted an Offer of Settlement (the “Offer”), which the Commission has determined to accept. Solely for the purpose of these proceedings and any other proceedings brought by or on behalf of the Commission, or to which the Commission is a party, Respondent admits the Commission’s jurisdiction over it and the subject matter of these proceedings, and consents to the entry of this Order Instituting Cease-and-Desist Proceedings Pursuant to Section 21C of the Securities Exchange Act of 1934, Making Findings, and Imposing a Cease-and-Desist Order (“Order”), as set forth below.

III.

On the basis of this Order and Respondent’s Offer, the Commission finds that:

Summary

1.          Lumber Liquidators Holdings, Inc. (“Lumber Liquidators”) made misrepresentations to investors concerning its product testing and regulatory compliance program in connection with the sourcing and sale of laminate flooring products.

2.          In July 2014, Lumber Liquidators was sued for allegedly failing to warn customers about potential formaldehyde emissions from products offered for sale by Lumber Liquidators. On Sunday, March 1, 2015, the CBS news program“60 Minutes” aired an episode (“60 Minutes Episode”) alleging that Lumber Liquidators’ Chinese laminate contained levels of formaldehyde exceeding standards set by California Air Resources Board (“CARB”), and showing undercover video footage of Lumber Liquidators’ suppliers stating they did not provide CARB-compliant product to the company. The company’s share price dropped 25% the following day.

3.          Lumber Liquidators responded with a series of public statements designed to assure the market that it had robust product testing and regulatory compliance programs. Lumber Liquidators stated that: (a) its fiberboard core manufacturers were all certified by CARB; (b) it had documentation to prove regulatory compliance; (c) its products underwent rigorous third-party testing that proved and ensured CARB compliance; (d) it discontinued sourcing from suppliers that were unable to meet the company’s purportedly rigorous product quality standards; and (e) the suppliers purportedly in the video had recently confirmed to Lumber Liquidators that they were not in the video and that all products they sold to the company were CARB-compliant.

4.          Those statements were materially false and misleading. By December 15, 2014, Lumber Liquidators knew or recklessly disregarded that its largest Chinese supplier had: (a) used fiberboard cores that were not from a CARB-certified manufacturer; (b) failed third-party deconstructive testing for formaldehyde emissions; and (c) been unable to produce documentation evidencing CARB compliance. Nonetheless, Lumber Liquidators continued sourcing product from that same Chinese supplier. Lumber Liquidators officials also recognized two of the factories and one factory employee in the video footage as its suppliers.

Respondent

5.          Lumber Liquidators is a Delaware corporation with its principal place of business in Toano, Virginia. Its stock is registered with the Commission under Section 12(b) of the Exchange Act and trades on the New York Stock Exchange (ticker: LL). The company is a North American discount retailer of hardwood and laminate flooring. On October 22, 2015, Lumber Liquidators pleaded guilty to federal environmental crimes under the Lacey Act related to its illegal importation of hardwood from protected forests in far eastern Russia.

Background

Lumber Liquidators’ Business and Regulatory Requirements

6.          Lumber Liquidators sells hardwood flooring, including composite flooring like laminate and engineered flooring. From at least 2009 through May 2015, Lumber Liquidators purchased composite hardwood flooring from suppliers in China, who, in turn, fabricated the flooring using fiberboard cores purchased from third-party manufacturers (called “core manufacturers”). Fiberboard cores include resin that often contains formaldehyde.

7.          The California regulatory board, known as CARB, regulates these products by setting emissions limits on the fiberboard cores. CARB regulations require suppliers to use fiberboard core from core manufacturers that have been certified by CARB, to label finished goods to show CARB compliance, and to keep records documenting the steps they have taken to ensure regulatory compliance. The regulations require retailers and importers of composite flooring – like Lumber Liquidators – to take reasonably prudent precautions to ensure the fiberboard core contained in the finished goods they sell comply with CARB standards, including obtaining written documentation from their suppliers that the products are CARB-compliant.

8.          Lumber Liquidators put into place periodic product testing and supplier audits to verify CARB compliance in response to these regulatory requirements.

Lumber Liquidators’ Public Relations Problems

9.          On July 23, 2014, two organizations filed a lawsuit in California state court alleging that Lumber Liquidators had violated California law by failing to warn consumers in California about potential emissions from products offered for sale by Lumber Liquidators.

10.         In late 2014, Lumber Liquidators learned that CBS had commissioned third-party deconstructive testing of certain Lumber Liquidators flooring products for CARB compliance. On February 25, 2015, the company became aware of the specific allegations that would be included in the upcoming 60 Minutes Episode.

11.         The 60 Minutes Episode aired the evening of Sunday, March 1, 2015. It contained video footage of investigators, posing as buyers, visiting three Lumber Liquidators’ Chinese suppliers who stated that they did not sell CARB-compliant products to Lumber Liquidators and that they falsely labeled Lumber Liquidators’ products as CARB-compliant.

12.         The company’s share price dropped by 20% before the market opened on the morning of Monday, March 2, 2015. Later that morning, the NYSE halted trading pending Lumber Liquidators’ issuance of a press release.  By the end of that day, the company’s share price had closed down 25%.

Lumber Liquidators Made False and Misleading Statements in Response to Allegations of Regulatory Violations

13.         On July 23, 2014, Lumber Liquidators responded to the lawsuit filed in California state court by posting the July 2014 Release to its investor relations website denying the allegations and assuring the public that its flooring underwent “rigorous, independent, third-party testing” evidencing and designed to ensure compliance with emissions standards.

14.         In the 2014 Form 10-K, filed February 25, 2015, Lumber Liquidators again represented that it had high quality products and regulatory compliance standards and assured the public that it “discontinue[s] sourcing from suppliers that are unable to meet [its] standards.”

15.         On March 2, 2015, Lumber Liquidators issued a response in the form of a press release on the March 2015 Form 8-K, stating that: (a) “[e]very manufacturer” of fiberboard cores used in its products was CARB-certified; (b) Lumber Liquidators had “documentation to support each step of [its] production processes,” including vendor invoices and test results, and “to serve as further proof that [its] processes, practices and products [were] compliant across the board”; and (c) it randomly tested its Chinese suppliers using “unannounced audits and all products tested [were] compliant and safe.” It also stated that, after the 60 Minutes Episode, the company reached out to the Chinese suppliers included in the story, who “confirmed that all products provided to Lumber Liquidators have been and are CARB complaint” and “could not verify the identity of the individuals appearing in the videos,” and that “[o]ne of the suppliers featured questioned whether the product shown was actually from its factory.”

16.         In August 2014, a company employee visiting Lumber Liquidators’ largest Chinese supplier (the “Supplier”), noticed a pallet of finished laminate flooring that the Supplier said was Lumber Liquidators’ product, which contained a label indicating that a non-CARB certified core manufacturer supplied the cores used to produce the laminate. The former employee took five samples from this suspect pallet for testing, along with flooring samples manufactured in front of him.

17.         On December 15, 2014, members of Lumber Liquidators’ senior management team, who are no longer associated with the company, learned that the Supplier’s product manufactured with the core from the non-CARB certified manufacturer had failed deconstructive formaldehyde testing while the product manufactured in front of the employee largely passed deconstructive testing. They were told by the third-party testing company that the high deconstructive test failures were a strong indicator that the underlying cores used to construct the flooring were not CARB-compliant. They also knew that the Supplier’s flooring, as well as certain of its other Chinese suppliers’ flooring, had failed deconstructive testing conducted by CARB in September 2013, as well as the company’s own deconstructive testing conducted on these same products.

18.         Lumber Liquidators conducted an unannounced factory audit of the Supplier in September 2014, which revealed that the Supplier had numerous recordkeeping discrepancies and anomalies that did not conform to CARB record retention requirements and did not permit the factory to reliably demonstrate that CARB-compliant cores were used in its products. Lumber Liquidators conducted another unannounced factory visit to the Supplier in January 2015. During the visit, the Supplier refused to implement corrective action requests from the September 2014 audit, and provided inconsistent information about the Supplier’s use of non-CARB compliant cores in its laminate flooring.

19.         As a result of these audits and test failures by the Supplier, an Executive Risk Committee, made up of the entire former executive management team at Lumber Liquidators, met on January 16, 2015 and concluded that the company should discontinue its relationship with the Supplier due to CARB compliance concerns. Notwithstanding this conclusion, Lumber Liquidators ordered 1.64 million square feet of flooring form the Supplier that same day. Moreover, unable to locate a replacement for the Supplier’s products and concerned that discontinuing Lumber Liquidators’ relationship with the Supplier would lead to supply constraints, Lumber Liquidators approved the placement of new purchase orders with the Supplier on March 2, 2015 (the same day of the March 2015 Form 8-K).

20.         Finally, before issuing the March 2015 8-K, Lumber Liquidators recognized two of the factories and one factory employee from the 60 Minutes Episode video footage, in which three Lumber Liquidators’ Chinese suppliers stated that they did not sell CARB-compliant products to Lumber Liquidators and that they falsely labeled Lumber Liquidators’ products as CARB-compliant. Lumber Liquidator also knew that one of its former quality inspectors in China had stated that most suppliers did not use CARB-compliant cores and had sometimes circumvented Lumber Liquidators’ procedures by selecting the samples for emissions testing.

21.         On May 7, 2015, Lumber Liquidators announced its decision to suspend sales of Chinese laminate, citing the ongoing investigation and industry concerns about laminate products sourced from China.

22.         In 2016, Lumber Liquidators entered into a corrective action plan with the Consumer Product Safety Commission (“CPSC”) with respect to certain laminate flooring products manufactured in and imported from China and sold in the United States from 2011 to May 2015.  CPSC has completed its evaluation of the safety of those products.  In July 2017, CPSC determined that no further monitoring was warranted and closed the case with respect to the corrective action plan without further action.

23.         Lumber Liquidators’ false and misleading statements permitted it to continue selling and sourcing non-CARB compliant laminate from China until May of 2015, resulting in increased profits and cost reductions by approximately $6 million.

Violations

24.         As a result of the conduct described above, Respondent violated Section 10(b) of the Exchange Act and Rule 10b-5(b) thereunder, which prohibit, in connection with the purchase or sale of any security making an untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

25.         As a result of the conduct described above, Lumber Liquidators violated Section 13(a) of the Exchange Act and Rules 12b-20, 13a-1, and 13a-11 thereunder, which require issuers of securities registered pursuant to Section 12 of the Exchange Act to file periodic and other reports with the Commission, including annual and current reports respectively on the appropriate forms and within the period specified on the form, and that the required reports must contain any material information necessary to make the required statements made in the report not misleading.

Lumber Liquidators’ Remedial Efforts

26.         In determining to accept the Offer, the Commission considered remedial acts undertaken by Respondent and cooperation afforded the Commission staff.

Non-Imposition of a Civil Penalty

27.         Respondent acknowledges that the Commission is not imposing a civil penalty based upon the imposition of a $19,095,648 criminal fine as part of Respondent’s settlement with the U.S. Attorney’s Office for the Eastern District of Virginia.

Undertakings

28.         Respondent has undertaken to cooperate fully with the Commission in any and all investigations, litigations or other proceedings relating to or arising from the matters described in the Order. In connection with such cooperation, Lumber Liquidators agrees that cooperation includes the following:

a.	on an ongoing basis, producing, in any subsequent investigations or proceedings brought by the Commission, without service of a notice or subpoena and with a custodian declaration as to authenticity, to the Commission any and all documents and other non-privileged materials, wherever located, in Respondent’s possession, custody, or control, and/or appropriate privilege logs, as reasonably requested by the Division’s staff. Respondent agrees that it will preserve documents within its possession, custody or control relating to or arising from the matters described in the Order; and

b.	using reasonable efforts to secure the full, truthful, prompt and continuing cooperation of Respondent’s directors, officers, employees and agents, when reasonably requested by the Division’s staff, including making those persons available for interviews, depositions, and testimony (at trial, administrative proceedings or otherwise), at such times and place as the staff reasonably requests in any and all investigations, litigations or other proceedings relating to or arising from the matters described in the Order.

29.         In determining whether to accept the Offer, the Commission has considered these undertakings.

IV.

In view of the foregoing, the Commission deems it appropriate to impose the sanctions agreed to in Respondent’s Offer.

Accordingly, it is hereby ORDERED that:

A.           Pursuant to Section 21C of the Exchange Act, Respondent cease and desist from committing or causing any violations and any future violations of Sections 10(b) and 13(a) of the Exchange Act and Rules 10b-5, 12b-20, 13a-1, and 13a-11 thereunder.

B.           Respondents shall, within 10 days of the entry of this Order, pay disgorgement of $6,037,738 and prejudgment interest of $59,660 to the Securities and Exchange Commission for transfer to the general fund of the United States Treasury, subject to Exchange Act Section 21F(g)(3).  If timely payment is not made, additional interest shall accrue pursuant to SEC Rule of Practice 600. Payment must be made in one of the following ways:

(1)	Respondent may transmit payment electronically to the Commission, which will provide detailed ACH transfer/Fedwire instructions upon request;

(2)	Respondent may make direct payment from a bank account via Pay.gov through the SEC website at http://www.sec.gov/about/offices/ofm.htm; or

(3)	Respondent may pay by certified check, bank cashier’s check, or United States postal money order, made payable to the Securities and Exchange Commission and hand-delivered or mailed to:

Enterprise Services Center

Accounts Receivable Branch

HQ Bldg., Room 181, AMZ-341

6500 South MacArthur Boulevard

Oklahoma City, OK 73169

C.           Payments by check or money order must be accompanied by a cover letter identifying Lumber Liquidators Holdings, Inc. as a Respondent in these proceedings, and the file number of these proceedings; a copy of the cover letter and check or money order must be sent to Sanjay Wadhwa, Senior Associate Regional Director, Division of Enforcement, Securities and Exchange Commission, 200 Vesey Street, New York, New York 10281-1022.

By the Commission.

Brent J. Fields
Secretary